Exhibit 99.1

NEWS RELEASE

Grizzly Energy, LLC Announces Senior Leadership Changes

HOUSTON – September 23, 2019 - (PR NEWSWIRE) - Grizzly Energy, LLC (“Grizzly” or the “Company”) announced a transition of senior leadership of the Company.

Effective September 30, 2019, R. Scott Sloan will step down as President and Chief Executive Officer of the Company, provided Mr. Sloan has agreed to provide limited transitional advisory services to the Company through March 31, 2020. The Company’s Board of Directors (the “Board”) has appointed Jonathan C. Curth to serve as Interim President and Chief Executive Officer of the Company. Mr. Curth has served as General Counsel, Compliance Officer, Corporate Secretary and Vice President of Land since December 2017.

Patrick J. Bartels, Jr., Chairman of the Board, stated “On behalf of the entire Board, I would like to thank Scott for his leadership over the last two years. During his tenure, Scott led several efforts to enhance the Company and was an integral part of the Company’s successful restructuring earlier this year. We wish him success in his future endeavors.”

About Grizzly Energy, LLC

Grizzly Energy is a US onshore energy company. Our primary focus is on operating and investing in high quality, long-lived producing properties predominantly in the Rockies, Permian and Midcontinent. By coring up around established basins, we deeply understand our basins and operating environments. This knowledge allows us to continuously identify low risk capital investments and efficiencies in operating costs. Sharing of best practices across our operations and striving to always improve is central to our culture.

Grizzly Energy is committed to creating a stable production portfolio and promoting cash flow throughout mid-cycle pricing. Active portfolio management remains an area of emphasis for delivering our strategy. Also core to our culture is Grizzly’s attention to the wellbeing of our employees, communities and the environment. More information on Grizzly can be found at www.grizzlyenergyllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

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SOURCE: Grizzly Energy, LLC
Investor Relations
Ryan Midgett, Chief Financial Officer
IR@grizzlyenergyllc.com